Exhibit 99.A

SCHEDULE A

Transactions in Securities of the Issuer During the Past Sixty Days

Reporting Person	Date of Transaction	Number of Shares Acquired	Price Per Share*	Low Price	High Price
Juniper Targeted Opportunity Fund, L.P.	December 2, 2024	7,101	$19.22	$19.165	$19.25
Juniper Targeted Opportunity Fund, L.P.	December 3, 2024	3,300	$19.12	$19.00	$19.25
Juniper Targeted Opportunity Fund, L.P.	December 4, 2024	5,500	$18.80	$18.80	$18.80
Juniper Targeted Opportunity Fund, L.P.	December 5, 2024	3,182	$18.48	$18.335	$18.50
Juniper Targeted Opportunity Fund, L.P.	December 13, 2024	1,406	$17.86	$17.81	$17.88
Juniper Targeted Opportunity Fund, L.P.	December 30, 2024	52,525	$17.44	$17.275	$17.49
Juniper Targeted Opportunity Fund, L.P.	December 31, 2024	17,675	$17.56	$17.49	$17.59
Juniper Targeted Opportunities, L.P.	December 2, 2024	7,100	$19.22	$19.165	$19.25
Juniper Targeted Opportunities, L.P.	December 3, 2024	3,300	$19.12	$19.00	$19.25

*The Price Per Share reported above is a weighted average price. The Shares were acquired in multiple transactions at a range of prices as reflected in the table above. Upon request, the Reporting Persons undertake to provide the Issuer, any security holder of the Issuer, or the SEC full information regarding the Shares purchased at each separate price within the ranges set forth above.